EXHIBIT 4.5

     Agreement between the Company and Rick Medlock, dated 23 November 1999

THIS AGREEMENT dated 23rd November, 1999 is made

BETWEEN:-

(1) NDS GROUP PLC whose registered office is at 1 Heathrow Boulevard, Building One, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ, (the "Company"); and

(2) CHARLES RICHARD KENNETH MEDLOCK of 1 Blackwater View, Lower Sandhurst Road, Finchampstead, Wokingham, Berkshire RG40 3TF (the "Employee").


WHEREBY IT IS AGREED as follows:

1.       DEFINITIONS

         In this agreement:

         "the Appointment" means the employment of the Employee pursuant to the terms of this Agreement

         "the Board" means the board of directors of the time being of the Company

         "the Business" means the business carried on from time to time by the Company

         "Competitive Business" means any business competing with any Business carried on under development by a Group Company during the period of one year immediately prior to the termination of the Appointment

         "the Group" means the Parent and its Subsidiaries and Associated Companies as defined in the Companies Act 1985 for the time being and "Group Company" means any one of them;


2.       APPOINTMENT

2.1 The Company shall with effect from 23rd November 1999 employ the Employee and the Employee shall be employed by the Company as a full time Chief Financial Officer for the Company and its affiliates as notified to the Employee from time to time. The Employee shall be deemed to have been in the continuous employment of the Company since 15th July 1996.

2.2 No employment with a previous employer will count as part of the Employee's period of continuous employment with the Company.

3.       TERM

3.1 The Appointment shall (subject to the terms of this Agreement) continue for a fixed initial term of three (3) years and shall be terminable thereafter by either the Company or the Employee giving the other not less than 12 months' notice in writing to terminate the Appointment.

3.2 The Company shall be entitled to make a payment in lieu of termination notice to the Employee.

4.       DUTIES

4.1 During the Appointment the Employee shall use the Employee's utmost endeavours to promote the Business and shall perform those duties which are from time to time to be assigned to or vested in the Employee by the Board.

4.2 Without prejudice to the generality of the foregoing the Employee will observe such directions as the Board may give with regard to the performance of the Employee's duties and shall observe such conditions as are placed on the powers of the Employee by the Board.

4.3 The Employee shall be required to work at such place or places as the Company's Business requirements may dictate and as the Board may from time to time determine.

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5.       TO DEVOTE FULL TIME

5.1 The whole of the Employee's time, attention and abilities shall be devoted to the Business during normal business hours and at such other times as the Board may reasonably require except as described in 5.3 below.

5.2 The Employee shall not during the Appointment directly or indirectly enter into or be concerned or interested in any other business either alone or jointly with or as agent or representative of or in name of any other individual firm or corporate body, except as described in 5.3 below.

5.3 The Company agrees that the Employee may act as a non-executive director of Mondiale Publishing Group, Logistics Technology Group Limited and any other company by mutual agreement. The Employee shall be allowed to attend meetings and board meetings in accordance with such directorships provided that these do not exceed 20 business days per year, and provided that such activities shall not adversely affect the Employee's obligations to the Business which shall in all instances take precedence.


6.       REMUNERATION
The remuneration of the Employee shall be:-

6.1 A fixed annual salary at the rate of GBP 140,000 per annum (or such higher rate as the Company shall from time to time decide) to be paid by equal monthly instalments one week in arrears and three weeks in advance on approximately the sixth working day of each calendar month. Payment will be made by direct payment to the credit of the Employee's bank or building society account.

     The Employee will be eligible to participate in the NDS Executive Bonus scheme.


7.       EXPENSES

Subject to any regulations or restrictions from time to time laid down in writing by the Board the Company will pay all reasonable travelling hotel entertainment and other expenses properly and necessarily incurred by the Employee on production of vouchers or other evidence by the Employee fully justifying the expenditure.

8.       COMPANY CAR

8.1 To enable the Employee to perform the Employee's duties under this agreement the employee shall be provided with a car in accordance with the company's scheme (as varied from time to time) details of which are obtainable from the appropriate officer of the company.

8.2 The Employee shall ensure that at all times when the car is driven on the road it is in the state and condition required by the law.

8.3 The Employee shall at all times be the holder of a current driving licence entitling him to drive private cars in the United Kingdom and shall produce such licence to the Company on request.


9.       HOLIDAYS

9.1 The Employee shall be entitled to 25 working days holiday with pay in each calendar year (in addition to all bank holidays) at such time or times as may be agreed by the Board.

9.2  The entitlement to holiday accrues pro-rata throughout each calendar year.

9.3 In the event that payment is made in lieu of termination notice, the employee shall, at the Company's sole discretion, take any accrued holiday as part of such notice and no holiday pay shall be payable in lieu of any such accrued holiday.


10.      PRIVATE HEALTH AND PERMANENT SICKNESS INSURANCE

The Company will maintain private health and permanent sickness insurance for the Employee in accordance with the Company's scheme (as varied from time to time) details of which are contained in the Staff Handbook or obtainable from the appropriate officer of the Company.

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11.      PENSION AND RETIREMENT

Employees under 60 years are eligible to join the News International
Pension Plan which provides pension and life assurance benefits. Those employees eligible to join the Scheme will be entitled to life assurance benefits as soon as their employment begins.

Entry dates for pension membership are quarterly on the first of the relevant month, the anniversary date of the Plan being 1st October. The Plan is contributory and contracted out of the State Earnings-Related Pension Scheme, as a member you will be entitled to benefits in accordance with the rules of the Plan. The explanatory booklet will be forwarded from the Pensions Department.


12.      CONFIDENTIALITY

12.1 In order to protect the confidentiality of the affairs of the Company and without prejudice to every other duty to keep secret all information given to the Employee or gained by the Employee in the course of the Appointment, the Employee agrees that he will not either during the Appointment or after its termination disclose to anyone and will use all his best endeavours to prevent the disclosure to anyone of any confidential information concerning the customers, business, accounts, affairs or finances of the Company or any of its secrets, dealings or transactions (including any information relating to any customer of the Company or anyone else with whom the Company has business dealings) and the Employee agrees not to use any such information or secrets in any way for any purpose other than those of the Business.

12.2 The Employee will not at any time make any copy abstract summary or precis of the whole or any part of a document relating to the business of the Company except when required to do so for the purposes of the Business in which event the copy abstract summary or precis shall belong to the Company.

12.3 The Employee shall not write any technical/trade article for publication or give any public lecture on any matter connected without relating to the Business (or the business of the NDS Group) without the prior consent of the Board or the Employee's supervisor.


13.      ABSENCE THROUGH SICKNESS

The Employee will be paid his normal remuneration during absence through sickness or injury subject to the full particulars as provided in the handbook which has been given to the Employee.


14.      INVENTIONS UNDER PATENT ACT 1977

14.1 Any invention discovery design improvement or item capable of having copyright whether or not capable or protection by letters of patent or registered design or otherwise which is made or discovered by the Employee and which relates to or is connected with the Business will belong absolutely to the Company.

14.2 The Employee will provide the Company with full details and information with regard to any of the matters described in Clause 14.1 and will at the expense of the Company apply or join with the Company in applying for letters patent registration of the design or other protection in the United Kingdom and in any part of the world.

14.3 The Employee will at the Company's expense do everything which the Company may reasonably require to vest the absolute ownership in such letters patent or registered design or other protection in the Company and in the meantime will hold all interests in them in trust for the Company.


15.      COVENANTS AFTER TERMINATION

15.1 As the Employee in the course of the Employee's employment will have dealings with the customers of and the suppliers to the Company and in order to protect the goodwill of the Company, the Employee agrees without prejudice to any other duty implied by law and equity and whether or not the Company shall have been in breach of this Agreement to observe the obligations set out in this Clause.

15.2 The Employee shall not for a period of 3 months from the termination of the Appointment directly or indirectly carry on or be engaged, concerned, or interested in any Competitive Business nor solicit or in any other manner work for or assist, any Competitive Business without the prior written consent of the Company.

15.3 The Employee shall not for a period of 6 months from the termination of the Appointment directly or indirectly induce or encourage any person who is an employee or consultant of a Group Company, or was an employee or consultant at any time during the year immediately prior to the termination of the Appointment, to work for or provide services to any person, firm or company with which the Employee may be associated.

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15.4 The Employee shall not for a period of 6 months in connection with any
     Competitive Business solicit orders or custom from any individual or firm or company who within a period of 12 months before the termination of the Appointment bought, agreed to buy or otherwise acquired goods or services from a Group Company or otherwise dealt with a Group Company.

15.5 Each sub-clause of this Clause shall be separate distinct and severable from each other sub-clause.


16.      GRIEVANCE PROCEDURE AND DISCIPLINARY RULES

In the event of the Employee having any grievance the Employee shall refer to the grievance procedures and disciplinary rules which are specified in the Staff Handbook given to the Employee.


17.      TERMINATION

Subject to disciplinary rules mentioned in Clause 18 the Company will be entitled to terminate the Appointment forthwith in writing at any time including during the fixed initial term referred to in Clause 3.1 above, without liability to the Employee if:-

17.1 The Employee persistently neglects or fails or refuses to carry out the duties assigned to the Employee under this Agreement (other than for reasons of accident or ill-health).

17.2 The Employee becomes bankrupt or compounds or makes any arrangement with creditors.

17.3 The Employee is guilty of any fraud or grave misconduct or is convicted or any criminal offence other than a motoring offence not resulting n a custodial sentence.

17.4 The Employee is guilty of conduct tending to bring himself or any Group Company in disrepute.

17.5 The Employee becomes of unsound mind.

17.6 The Employee becomes permanently incapacitated by accident or illness from performing his duties under this Agreement and for the purposes of this sub-clause, incapacity during the Term for three consecutive months or for an aggregate period of six months in any period of twelve months, shall be deemed to be permanent incapacity.


18.      DUTY TO DELIVER PAPERS

On the termination of the Appointment (for whatever reason) the Employee shall deliver up to the Company or its authorised representative all correspondence documents specifications paper and property which are in the possession or under the control of the Employee which relate in any way to the Business and no copies shall be retained by the Employee.


19.      EFFECT OF TERMINATION

The termination of the Appointment shall be without prejudice to any right the Company or the Employee may have in respect of any breach by the Employee or the Company as the case may be of any provisions of this Agreement which may have occurred prior to such termination.


20.      NOTICES

Notice given under this Agreement shall be in writing and if to be given to the Company delivered by hand or sent by registered or recorded delivery post to its principal place of business which at the date of this Agreement is 1 Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex UB7 ODQ, and if to be given to the Employee handed to the Employee or sent by registered or recorded delivery post to the Employee's last known residential address in Great Britain. A notice sent by post is deemed to be given the third business day after posting.

21.      PAID LEAVE IN CERTAIN CIRCUMSTANCES

If either party to this Agreement serves notice upon the other to terminate this Agreement the Company shall be entitled at its sole discretion, by notice to the Employee, to require the Employee:

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21.1 Not to attend his place of work or any other premises of the Company or
     Group Company during the remaining period of this Agreement;

21.2 To resign immediately from any office he may hold in the Company or in any Group Company;

21.3 Not to carry out his duties under Clause 4 for the remaining period of this Agreement;

21.4 To return to the Company all documents and other materials (including copies) belonging to the Company or Group Companies containing confidential information

PROVIDED that the Company shall continue to pay the Employee his remuneration and to provide all benefits to which he is entitled under this Agreement for the remaining period of the Agreement.

22.      PARTIAL INVALIDITY

If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the reminder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The parties shall then use all reasonable efforts to replace such invalid provision by a valid provision with the closest possible effect to that intended by such invalid provision. The Company's rights and remedies provided for in this Agreement or by law shall to the extent permitted by law be cumulative.


AS WITNESS whereof the parties have hereunto set their hands the day and year first before written


SIGNED by ABE PELED
For and on behalf of
THE COMPANY                    ...............................................




SIGNED by
CHARLES RICHARD MEDLOCK        ................................................


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                                    EXHIBIT 8
                                  SUBSIDIARIES

Listed below are the significant subsidiaries within the NDS Group, all of which do business under their legal name:

Legal name                                          Jurisdiction of incorporation    Proportion of ownership interest

NDS Limited                                             Great Britain                    100%

News Datacom Limited                                    Great Britain                    100%

NDS Technologies Israel Limited                         Israel                           100%

NDS Americas, Inc.                                      USA                              100%

NDS Asia Pacific Limited                                Hong Kong                        100%

Orbis Technology Limited                                Great Britain                    100%

Digi-Media Vision Limited                               Great Britain                    100%

NDS Asia Pacific Pty Limited                            Australia                        100%

NDS Marketing Israel Limited                            Israel                           100%

NDS Beijing Information Technology Company              China                            100%

NDS Denmark A/S                                         Denmark                          100%

NDS Technologies France SAS                             France                           100%

SVP LA LLC                                              USA                              100%

SVP Alliance, Inc.                                      USA                              100%


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